Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310 sghiglieri@neurogesx.com	The Ruth Group Stephanie Carrington (investors) (646) 536-7017 scarrington@theruthgroup.com Victoria Aguiar (media) (646) 536-7013 vaguiar@theruthgroup.com

NeurogesX Appoints Dr. Stephen J. Peroutka as Executive Vice President and

Chief Medical Officer

San Mateo, Calif., (October 31, 2011) – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today announced the appointment of Stephen J. Peroutka, M.D., Ph.D. as Executive Vice President (EVP) and Chief Medical Officer (CMO). Dr. Peroutka will be responsible for NeurogesX’ research and development, as well as regulatory and medical affairs. Dr. Peroutka has joined NeurogesX as a part-time consultant and will become a full time employee on November 9, 2011.

Anthony DiTonno, President and Chief Executive Officer (CEO) of NeurogesX, stated, “We are very pleased to welcome Steve to NeurogesX. He has a wealth of experience in neurology, and specifically he has significant pain trial experience at both Johnson & Johnson and PRA. His contribution to our strategic direction for both Qutenza and NGX-1998 will be invaluable. We are currently preparing for the unblinding of the NGX-1998 Phase 2 study, which is expected within a few weeks, and we are moving forward with the FDA review process for the Qutenza sNDA in patients with HIV-PN. We expect a communication from the FDA regarding the status of our request for an expedited review of our submission, as well as the Agency’s views on the potential for an advisory committee meeting by the end of November.”

Dr. Peroutka remarked, “NeurogesX has made significant progress in establishing localized topical treatment with capsaicin as an important therapeutic approach to postherpetic neuralgia and other pain indications in both the United States and Europe. I look forward to joining the team and spearheading the FDA review process for the HIV-PN label expansion for Qutenza, and to analyzing and presenting the results of the NGX-1998 Phase 2 study.”

Most recently, Dr. Peroutka served as Vice President, Scientific Affairs of PRA, a global Clinical Research Organization, where he was pivotal in leading and growing the neurology franchise over the past three years. He was previously CMO of Zogenix, Inc., and led clinical development activities for their pain program. Prior to that, Dr. Peroutka was the Pain Franchise Development Leader at Johnson & Johnson, focusing on the strategic assessment of pain products in the development pipeline. He has also served as President and CEO of Synergia Pharma, Inc., a private biopharmaceutical company focusing on the development of a novel therapeutic approach to migraine, and in the 1990s, as President and CEO at Spectra Biomedical, Inc., a company focused on understanding the genetic basis of migraine, which was sold to GlaxoWelcome in 1997. He was the first Director of the Department of Neuroscience at Genentech, Inc. in the early 1990s.

Dr. Peroutka is a board certified neurologist and was Chief of Neurology at the Palo Alto Veterans Administration Hospital, as well as a faculty member in the Departments of Neurology and Pharmacology at Stanford University. Dr. Peroutka received his M.D. and Ph.D. degrees from the John Hopkins University School of Medicine, and earned his A.B. degree from Cornell University.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company has submitted a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of pain due to HIV-associated peripheral neuropathy (HIV-PN) also known as HIV-associated neuropathy (HIV-AN) and HIV-distal sensory polyneuropathy (HIV-DSP).

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 studies and patient enrollment and dosing has been completed in a Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to statements regarding: the timing of Dr. Peroutka beginning full employment with NeurogesX, and Dr. Peroutka’s expected activities with respect to Qutenza and NGX-1998 development; expectations regarding the timing of unblinding of the Phase 2 clinical trial for NGX-1998; expectations regarding communications from the FDA on NeurogesX’ request for expedited review of the Qutenza label expansion sNDA and the FDA’s position with respect to a potential advisory committee, and the timing of such communications. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the development of NGX-1998, including with respect to the planned unblinding of data; difficulties or delays in the further development of Qutenza for additional indications, including difficulties or delays in receipt of Priority Review for or FDA approval of the sNDA to expand the U.S. label for Qutenza for the management of pain due to HIV-PN; market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of an expanded label for Qutenza, including as a result of physician or patient reluctance to use Qutenza; Qutenza and NeurogesX’ other product candidates may have unexpected adverse side effects; and unexpected or increased expenses in the commercialization and continued development of Qutenza or the development of NGX-1998. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.